Exhibit 99.1

Investors Contacts

NetManage, Inc.	The Blueshirt Group:
Jeanne Buffa	Alex Wellins
Email: Jeanne.buffa@NetManage.com	Email: alex@blueshirtgroup.com
Tel : (408) 342-7655	Brinlea Johnson
Email: brinlea@blueshirtgroup.com
Tel: (415) 217-7722

FOR IMMEDIATE RELEASE

MICRO FOCUS INTERNATIONAL, PLC. TO ACQUIRE NETMANAGE, INC.

Cupertino, CA—(April 30, 2008)— MicroFocus International plc (LSE:MCRO.L) (“MicroFocus”), the leading provider of enterprise application management and modernization solutions and NetManage, Inc. (NASDAQ: NETM) (“NetManage”), a software company that provides the fastest way to transform legacy applications into new Web-based business solutions jointly today announced that their respective Boards of Directors have unanimously approved, and both companies have signed, a definitive agreement for MicroFocus to acquire NetManage in a merger transaction.

Pursuant to the terms of the Merger Agreement, MicroFocus will acquire each outstanding share of common stock of NetManage for $7.20 per share, representing a premium of approximately 73% over the closing share price of NetManage’s common stock on April 30, 2008 of $4.15. NetManage currently has approximately 9.6 million shares of common stock and 1.6 million options outstanding for an aggregate transaction value of approximately $73.3 million. The acquisition is expected to be completed in June 2008.

Stephen Kelly, Chief Executive Officer of MicroFocus, commented, “The combination of MicroFocus and NetManage will provide the enlarged group with further opportunities for growth through a more comprehensive and broader product offering, enhancing our position as a leading player in the Applications Modernization market.”

Zvi Alon, Chairman and Chief Executive Officer of NetManage, added “We feel confident this is the right strategy for our shareholders, customers and employees and that MicroFocus will continue to build on our legacy. NetManage’s specialized solutions for integrating, Web enabling, and accessing enterprise information systems will strengthen and advance MicroFocus’s set of offerings.”

The proposed transaction is subject to the approval of NetManage’s stockholders and other customary conditions to closing. All parties desiring details regarding the transaction are urged to review the definitive agreement when it is available on the SEC’s website at http://www.sec.gov. In connection with NetManage’s solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed transaction, NetManage will file with the SEC, and will furnish to shareholders of NetManage, a proxy statement. NetManage’s shareholders are urged to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to NetManage, 20883 Stevens Creek Blvd., Cupertino, California 95014, Attention: Investor Relations, Telephone:(408) 973-7171, or from NetManage’s website, http://www.netmanage.com. NetManage and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of NetManage in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in NetManage’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of NetManage common stock as of March 27, 2008 is also set forth in NetManage’s Annual Report on Form 10-K for the year ended December 31, 2007.

A number of important factors may affect MicroFocus’s and NetManage’s actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of MicroFocus and/or NetManage. Such factors include, but are not limited to, changing market conditions, the impact of competitive products and pricing, the timely development, and market acceptance of MicroFocus’s and NetManage’s products, the timely implementation of certain cost saving measures and other risks detailed herein and from time to time in NetManage’s Securities and Exchange Commission filings. NetManage will file the Merger Agreement with the Securities and Exchange Commission on Form 8-K and investors are advised to review the Merger Agreement in its entirety.

About NetManage

NetManage (NASDAQ: NETM) is a software company that provides the fastest way to transform legacy applications into new Web-based business solutions. More than 10,000 customers worldwide, including the majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.NetManage.com

About MicroFocus

MicroFocus, (LSE: MCRO.L), is a London Stock Exchange-listed software company headquartered in the UK which provides innovative software that allows companies to dramatically improve the business value of their enterprise applications. MicroFocus Enterprise Application Modernisation and Management software enables customers’ business applications to respond rapidly to market changes and embrace modern architectures with reduced cost and risk. For additional information please visit www.MicroFocus.com.

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